Exhibit 5.1

February 10, 2015

Merck & Co., Inc.

2000 Galloping Hill Road

Kenilworth, NJ 07033

Re: Merck & Co., Inc. —	$300,000,000 aggregate principal amount of Floating Rate Notes due 2017
$700,000,000 aggregate principal amount of Floating Rate Notes due 2020
$1,250,000,000 aggregate principal amount of 1.850% Notes due 2020
$1,250,000,000 aggregate principal amount of 2.350% Notes due 2022
$2,500,000,000 aggregate principal amount of 2.750% Notes due 2025
$2,000,000,000 aggregate principal amount of 3.700% Notes due 2045

Ladies and Gentlemen:

I am the Executive Vice President and General Counsel of Merck & Co., Inc., a New Jersey corporation (the “Company”), and in such capacity have acted as counsel for the Company in connection with the issuance of the Company’s (i) $300,000,000 aggregate principal amount of Floating Rate Notes due 2017, (ii) $700,000,000 aggregate principal amount of Floating Rate Notes due 2020, (iii) $1,250,000,000 aggregate principal amount of 1.850% Notes due 2020, (iv) $1,250,000,000 aggregate principal amount of 2.350% Notes due 2022, (v) $2,500,000,000 aggregate principal amount of 2.750% Notes due 2025, and (vi) $2,000,000,000 aggregate principal amount of 3.700% Notes due 2045 (collectively, the “Securities”). I, or attorneys under my general supervision, have examined such corporate records, certificates and other documents, including the Registration Statement on Form S-3 relating to the Securities, and have reviewed such questions of law as I have considered necessary or appropriate for the purposes of this opinion.

I am admitted to the Bar of the District of Columbia. The opinions expressed herein are limited in all respects to the federal laws of the United States of America, the laws of the State of New York, and the Business Corporation Act of the State of New Jersey.

Upon the basis of the foregoing examination and review, I advise you that, in my opinion.

1. The Company is a corporation duly organized and existing under the laws of the State of New Jersey.

2. The Securities have been duly authorized and the global securities representing the Securities have been duly executed, and assuming the Securities have been duly authenticated and delivered in accordance with the Indenture relating to the Securities and receipt by the Company of payment of the issue price of the Securities, will be legally issued and will constitute valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Validity of Debt Securities” in the Prospectus and “Validity of the Notes” in the Prospectus Supplement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

[Signature page follows]

Very truly yours

/s/ Bruce N. Kuhlik
Bruce N. Kuhlik

[Signature page to the 8-K Exhibit 5.1 Opinion]